CONFIRMING STATEMENT

This Statement confirms that the undersigned, Timothy Curtis Rollins, has authorized and designated J. Robert Fugate, Glenn P. Grove, Jr., or Callum Macgregor to execute and file on the undersigned's behalf all Forms 3, 4, and 5 and Schedules 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of J. Robert Fugate, Glenn P. Grove, Jr., or Callum Macgregor under this Statement shall continue until the undersigned is no longer required to file any Forms 3, 4, and 5 or Schedules 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that J. Robert Fugate, Glenn P. Grove, Jr., or Callum Macgregor is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: October 28, 2016	/s/ Timothy Curtis Rollins
Timothy Curtis Rollins

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